SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  May 14, 2002
                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


        Delaware                     0-23434                    11-2230715
(State or other jurisdiction  (Commission File Number)        (IRS Employer
     of incorporation)                                    Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages
                         Exhibit Index Appears at Page 2


Item 5.  Other Events

     In February 2002, the Company was notified by the Nasdaq Stock Market, Inc. ("Nasdaq") that its Class A common stock had not maintained a minimum market value of publicly held shares of Five Million ($5,000,000) Dollars and a minimum bid price per share of One ($1.00) Dollar for thirty (30) consecutive trading days as is required for continued inclusion in the Nasdaq National Stock Market under Market Place Rules 4450(a)(ii) and 4450(a)(v) respectively (collectively, the "Rules") and as such, the Company would have ninety (90) calendar days, or, until May 15, 2002, to regain compliance. The failure to demonstrate compliance with the Rules would result in the delisting of the Company's Class A common stock from the Nasdaq National Stock Market. The Company is not in compliance with the Rules at this time and as such, has elected to apply for listing of its Class A common stock on the Nasdaq SmallCap Market (the "SmallCap Market"). The Company has submitted a transfer application to Nasdaq, which stayed the delisting proceedings pending the Nasdaq staff's review of the transfer application. If the transfer application is approved, the Company will have until August 13, 2002 to satisfy the SmallCap Market's minimum bid price requirement of One ($1.00) Dollar. In addition, the Company has been notified by Nasdaq that it may also be eligible for an additional one hundred eighty (180) calendar day grace period to satisfy the minimum bid price requirement provided that it meets the initial listing criteria for the SmallCap Market under Market Place Rule 4310(c)(ii)(A), which requires that the Company have (a) stockholders equity of at least Five Million ($5,000,000) Dollars, (b) market capitalization of Fifty Million ($50,000,000) Dollars, or (c) net income of Seven Hundred Fifty Thousand ($750,000) Dollars (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two (2) of the last three (3) most recently completed fiscal years. The Company believes it satisfies this requirement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 HIRSCH INTERNATIONAL CORP.

                                                 By: /s/  Henry Arnberg
                                                 -------------------------------
                                                 Henry Arnberg
                                                 Chairman of the Board and
                                                 Chief Executive Officer

Dated:  May 15, 2002